Exhibit 99.1

Nautilus, Inc. Announces $5,000,000 Registered Direct Offering

VANCOUVER, WASHINGTON, June 15, 2023 – Nautilus, Inc. (NYSE: NLS) (the “Company”), today announced that it has entered into a definitive securities purchase agreement with a certain institutional investor for the purchase and sale of 4,098,362 shares of the Company’s common stock (or common stock equivalents) at a purchase price of $1.22 per share of common stock (or common stock equivalent) in a registered direct offering. The closing of the offering is expected to occur on or about June 20, 2023, subject to the satisfaction of customary closing conditions.

In addition, in a concurrent private placement, the Company will issue to the investor warrants to purchase up to 4,098,362 shares of common stock. The warrants have an exercise price of $1.35 per share, will be exercisable six months following the date of issuance and will have a term of five and one-half years following the date of issuance.

Roth Capital Partners is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from this offering are expected to be approximately $5 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for general corporate purposes.

The securities in the offering described above (but not the warrants issued in the concurrent private placement or the shares of common stock underlying the warrants) are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-249979) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on October 28, 2021. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement, relating to the offering that will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, by phone at (800) 678-9147.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the Company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. Examples of forward-looking statements contained in this release include statements about the Company’s anticipated use of proceeds from the proposed offering and the satisfaction of customary closing conditions related to the offering. Actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

CONTACTS

Investor Relations:

Investor Relations:

John Mills

ICR, LLC

646-277-1254

John.mills@icrinc.com

Media:

John Fread

Nautilus, Inc

360-859-5815

jfread@nautilus.com